STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/21/1996
960081484 - 2151090

# CERTIFICATE OF THE POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

## SERIES C CONVERTIBLE PREFERRED STOCK
($.001 Par Value)
(Liquidation Preference $1,000.00 per Share)

OF

## GENTA INCORPORATED

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

THE UNDERSIGNED, being, respectively, the Chief Executive Officer and the Assistant Secretary of Genta Incorporated, a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation, at a meeting duly held on March 13, 1996, adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, obligations, preferences and rights of such stock and the qualifications, limitations and restrictions thereof. These resolutions are as follows:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.001 per share, which shall consist of 7,100 of the 1,577,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the board hereby fixes the powers,

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designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

1. Number of Shares and Designation. 7,100 shares of the preferred stock, $.001 par value per share, of the Company are hereby constituted as a series of the preferred stock designated as Series C Convertible Preferred Stock, par value $.001 per share (hereinafter referred to as the "Convertible Preferred Stock").

2. Conversion Rights.

(a) Right to Convert. The total number of original shares of Convertible Preferred Stock acquired by any holder may be converted, at the option of the holder thereof, at any time from and after the thirtieth (30th) day following the date of original issuance thereof, without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of common stock, $.001 par value per share, of the Corporation (the "Common Stock") as is determined by dividing (i) the sum of (a) $1,000 plus (b) the amount of all accrued but unpaid dividends on the shares of Convertible Preferred Stock being so converted by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" shall be equal to seventy five percent (75%) of the average closing bid price of a share of Common Stock as reported on the Nasdaq Stock Market (or, in the event that such security is not traded on the Nasdaq Stock Market, such other national or regional securities exchange or automated quotations system upon which the Common Stock is listed and principally traded) over the five consecutive trading days immediately preceding the date of the Conversion Notice (as defined in Section 2(b) hereof).

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. If upon conversion of shares of Convertible Preferred Stock held by a registered holder which are being converted,

such registered holder would, but for the provision of this Section 2(b), receive a fraction of a share of Common Stock thereon, then in lieu of any such fractional share to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice (the "Conversion Notice") to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name or names of its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, but in any event within three business days of the date of its receipt of the Conversion Notice, issue and deliver or cause to be issued and delivered to such holder of Convertible Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made on the date that the Corporation receives the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the conversion of any shares of Convertible Preferred Stock, such shares shall be restored to the status of authorized but unissued shares and may be reissued by the Corporation at any time.

(c) Notice of Record Date. In the event (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least 20 days prior to the record date specified therein, a

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notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

(d) Stock Dividends; Stock Splits; Etc. In the event that the Corporation shall (i) take a record of holders of shares of the Common Stock for the purpose of determining the holders entitled to receive a dividend payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue, by reclassification of the Common Stock, any other securities of the Corporation, then, in each such case, the Conversion Price then in effect shall be adjusted so that upon the conversion of each share of Convertible Preferred Stock then outstanding the number of shares of Common Stock into which such shares of Convertible Preferred Stock are convertible after the happening of any of the events described in clauses (i) through (iv) above shall be the number of such shares of Common Stock into which such shares of Convertible Preferred Stock would have been converted if so converted immediately prior to the happening of such event or any record date with respect thereto.

(e) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding shares of Convertible Preferred Stock.

3. Dividend Rights. Subject to the rights of the Series A Convertible Preferred Stock of the Corporation and to any other class of preferred stock of the Corporation hereafter issued which is expressly designated as being pari passu to the Convertible

Preferred Stock with respect to the payment of dividends, the holders of record of Convertible Preferred Stock shall be entitled to receive cumulative dividends thereon, out of funds legally available therefor and to the extent permitted by law, at the rate of four percent (4%) per share per annum, computed on the basis of the actual number of days elapsed in a 365-day year, commencing on the date of the issuance of such shares of Convertible Preferred Stock and payable quarterly on the last business day of each calendar quarter commencing with the calendar quarter next succeeding the date of issuance of the Convertible Preferred Stock. Such dividends shall be fully cumulative and shall accrue, whether or not declared by the Board of Directors of the Corporation, from the date of the issuance of the shares of Convertible Preferred Stock until the date of payment thereof as set forth in the immediately preceding sentence. No dividends or other distributions shall be paid on or declared and set aside for payment on the Common Stock until full cumulative dividends on all outstanding shares of Convertible Preferred Stock shall have been paid or declared and set aside for payment. Such dividends shall be payable in cash or in freely tradable shares of Common Stock, with such shares of Common Stock valued at the average closing bid price of such shares over the five consecutive trading days immediately preceding the date of payment thereof, as such average closing bid price is determined pursuant to Section 2 above.

4. Voting Rights of Convertible Preferred Stock. Except as otherwise required by law, the holders of outstanding shares of Convertible Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

5. Ranking. The Convertible Preferred Stock shall rank pari passu to the Series A Convertible Preferred Stock of the Corporation and to any other class of preferred stock of the Corporation hereafter issued which is expressly designated as being pari passu to the Convertible Preferred Stock with respect to the payment of dividends and the distribution of assets on redemption, liquidation, dissolution or winding up of the Corporation.

6. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Convertible Preferred

Stock shall be outstanding, the holders of the then outstanding shares of Convertible Preferred Stock shall, subject to the rights of the Series A Convertible Preferred Stock of the Corporation, have a preference in distribution of the Corporation's property available for distribution to the holders of any other class of capital stock of the Corporation, including, but not limited to, the Common Stock, equal to $1,000.00 consideration per share, together with an amount equal to all accrued but unpaid dividends thereon, if any, to the date of payment of such distribution, whether or not declared by the Board. For this purpose, the merger or consolidation of the Corporation with or into any other corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall not be deemed to be a liquidation of the Corporation within the meaning of the provisions of this Section 5.

IN WITNESS WHEREOF, this Certificate has been signed by Thomas H. Adams, and attested to by Howard Sampson, of the Corporation, all as of the 20th day of March, 1996.

GENTA INCORPORATED

By ______________________

Thomas H. Adams, Chairman
and Chief Executive Officer

Attest:

By ______________________

Howard Sampson,
Assistant Secretary

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